2CE Putnam International Value Fund semiannual report
12/31/16

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		2,761
Class B		32
Class C		93
Class M		37

72DD2 (000s omitted)

Class R		32
Class R6        85
Class Y		143

73A1

Class A		0.222
Class B		0.131
Class C		0.142
Class M		0.173

73A2

Class R		0.216
Class R6        0.267
Class Y		0.251

74U1 (000s omitted)

Class A		12,613
Class B		245
Class C		658
Class M		219

74U2 (000s omitted)

Class R		155
Class R6        328
Class Y         581

74V1

Class A		9.95
Class B		9.96
Class C		9.91
Class M		9.99

74V2

Class R		9.85
Class R6        9.97
Class Y		9.94


Item 61 Additional Information about Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B Additional Information about Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.